Exhibit 99.1

Onvia Contacts:

Cameron Way

Chief Financial Officer

Tel 206-373-9034

cway@onvia.com

Onvia, Inc. Reports Third Quarter 2013 Results

Subscription revenue grows 3% over same period last year; Total revenues flat compared to same period last year

SEATTLE, WA — November 7, 2013 — Onvia, Inc. (NASDAQ: ONVI), a leading provider of comprehensive government-business market intelligence, reported financial results for the third quarter ended September 30, 2013.

Q3 2013 Results

•	Annual Contract Value up 3% to $19.1 million vs. $18.6 million in Q3 2012

•	Annual Contract Value per Client up 12% to $5,156 vs. $4,610 in Q3 2012

•	Annual Contract Value per New Client up 17% to $10,405 vs.$8,862 in Q3 2012

•	Subscription revenue up 3% to $4.8 million compared to Q3 2012

•	Total revenue flat at $5.4 million compared to Q3 2012

•	Gross margin at 82% in Q3 2013 and 83% in Q3 2012

•	Adjusted EBITDA decreased to $722,000 vs. $842,000 in Q3 2012

•	Net loss of $98,000 in Q3 2013 vs. net income of $49,000 in Q3 2012

Q3 2013 Operational Performance Summary

	Q3 13	Q2 13	Change %	Q3 12	Change %
Annual Contract Value (ACV) (in millions)	$19.1	$19.0	1%	$18.6	3%
Content Licenses (in millions)	2.0	2.0	0%	1.9	5%

Total Contract Value (in millions)	$21.1	$21.0	0%	$20.5	3%

Total Clients	3,700	3,800	-3%	4,050	-9%
Annual Contract Value per Client (ACVC)	$5,156	$5,002	3%	$4,610	12%

Third Quarter 2013 Results

Subscription revenue grew 3% over Q3 2012, and has grown for the third consecutive quarter. The 2013 operating initiatives are designed to drive subscription revenue growth.

Total revenue was flat at $5.4 million compared to one year ago as a result of lower report revenue compared to Q3 2012. Report revenue is not expected to increase in the foreseeable future because the content previously delivered as a one-time report is now included in the subscription solutions launched in the second half of 2012. This is consistent with our objective of driving the majority of our business toward recurring revenue.

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ACV increased by 3% to $19.1 million in Q3 2013 from $18.6 million one year ago. Growth in ACV indicates that new client acquisitions, contract expansions and improving client retention rates have more than offset the impact of client attrition. ACV represents the aggregate annual value of our subscription contracts and is a leading indicator of future revenue growth. For more information about ACV, see “About Annual Contract Value (ACV)” below.

Annual Contract Value per Client increased 12% to $5,156 per client compared to $4,610 in Q3 2012. Growth in ACVC demonstrates that an increasing number of clients have a strategic interest in the public sector. Companies within this target market typically have higher ACVC and renew at higher rates, which are key attributes of a profitable long-term client.

As of September 30, 2013, Onvia has 3,700 clients, down 9% from 4,050 clients during the same period one year ago. Our strategy is to continue to improve profitability by acquiring and managing fewer strategic clients at a higher ACVC. We believe that ACV is a better measure of quarterly sales activity than number of clients.

Gross margin declined to 82% in Q3 2013 as expected compared to 83% last year. During the quarter we invested in content for the new Vendor Center solution which will be released in Q4 2013. Gross margin typically declines slightly prior to major product releases because new product revenue has not yet offset the incremental content investment.

Operating expenses in the third quarter of 2013 increased by 2.3% to $4.6 million compared to Q3 2012. In Q4 2012, we increased investment in the SMB sales channel, expanding the SMB sales force by 40%. Sales and marketing costs are up in the third quarter compared to last year due to this investment. Compared to the second quarter of 2013, sales and marketing costs were up 5%. We incurred higher variable sales costs due to the improved performance by the SMB acquisition sales team in the current quarter. We expense 100% of variable sales cost upon sale, but recognize revenue on no more than 8% of a new annual subscription each month. The impact of variable sales costs may be more noticeable in short term Adjusted EBITDA and net income until the Company’s revenue base increases.

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, and non-cash stock-based compensation) for the quarter decreased to $722,000, compared to Adjusted EBITDA of $842,000 in the same year-ago period. Net loss was $98,000 or $(0.01) cents per diluted share, compared to net income of $49,000 or $0.01 cents per diluted share in the third quarter of 2012. We expect net loss to narrow and be close to breakeven in the fourth quarter of 2013.

At September 30, 2013, cash, cash equivalents and investments decreased by $4.5 million to $7.8 million compared to the end of 2012 primarily due to the Company’s repurchase of 1.2 million shares of its outstanding common stock from a third party at $3.50 per share on April 4, 2013. We believe that the remaining cash balance is adequate to fund operations until Adjusted EBITDA and free cash flow accelerate.

2013 Initiatives

“As we mentioned last quarter, the first initiative to successfully expand SMB Acquisition is behind plan but results have improved due to the corrective actions taken during the quarter,” stated Hank Riner, Onvia’s Chief Executive Officer. “In early Q3 2013 we began to target only regional and national prospects and eliminated the low end product for new clients,” continued Mr. Riner. “The execution of this new initiative improved with the addition of our new VP of Sales and Marketing and accelerated results. Year to date, SMB acquisition bookings increased 24% over the same period last year, and third quarter bookings grew 35% over last year, compared to 5% growth reported last quarter. New client ACVC increased to $10,405 from $8,862 in Q3 2012.”

“Our second initiative is to maximize growth with our SMB customer base and ensure that clients receive the optimal Onvia solution for their public sector objectives. The success of this initiative will be measured by the growth in contract value of existing contracts in 2013 when compared with 2012. In Q3 2013, the contract value growth rate declined by 10% compared to the same year ago period. Historically contract upgrades are

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the lowest in the third quarter because the largest number of subscriptions expires in this quarter. The account management team was focused on administering contract renewals and onboarding a greater quantity of new clients due to strong SMB acquisition performance and focused less on contract upgrades. In October 2013, the team delivered a monthly record for contract value growth.

“Our third initiative is to strengthen the value of the database and continue to add solutions to help clients win more government business. In the fourth quarter, we plan to launch Vendor Center which provides strategic intelligence on companies that do business with state and local governments. Clients will be able to identify, track and benchmark competitors and potential partners to inform strategic decision making. Vendor Center represents an important step in our strategy to move from lead distribution into public sector market intelligence and analysis. The success of this initiative will be measured by our ability to increase the contract value of both new and existing clients demonstrating the additional value we deliver to a strategic client.”

“We continue to evolve from a leads notification service into a company that delivers proprietary and compelling market intelligence,” concluded Mr. Riner. “The launch of Vendor Center in the fourth quarter will call for some significant changes in our go to market strategy in both SMB and Enterprise. During our earnings conference call today we will preview some of these changes and on our fourth quarter 2013 earnings conference call in early 2014 we will report on our go to market strategy changes in detail.”

Conference Call

Onvia will hold a conference call later today (November 7, 2013) to discuss our third quarter results. CEO Hank Riner and CFO Cameron Way will host the call starting at 4:30 p.m. Eastern time. A question and answer session will follow management’s presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Onvia conference call and provide the conference ID:

Date: Thursday, November 7, 2013

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-In Number: 1-866-952-1906

International: 1-785-424-1825

Conference ID#: ONVIA

The conference call will be broadcast simultaneously and available for replay via the investor section of Onvia’s website at www.onvia.com. If you have any difficulty connecting with the conference call, please contact Cameron Way at 206-373-9034.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day and until December 7, 2013:

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay pass-code: 11638

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Use of Non-GAAP Financial Information

Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the company’s liquidity. Onvia defines Adjusted EBITDA as net income / (loss) before interest expense and other non-cash financing costs; taxes; depreciation; amortization; and non-cash stock-based compensation. Other companies (including Onvia’s competitors) may define Adjusted EBITDA differently. Onvia presents Adjusted EBITDA because it believes Adjusted EBITDA to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in similar industries and size. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Onvia nor is it intended to be predictive of potential future results. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See “Reconciliation of GAAP Net (Loss) / Income to Adjusted EBITDA” below for further information on this non-GAAP measure and for a reconciliation of GAAP Net (Loss) / Income to Adjusted EBITDA for the periods indicated.

Onvia, Inc.

Reconciliation of GAAP Net (Loss) / Income to Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
GAAP net (loss) / income	$(98)	$(88)	$49	$(306)	$181

Reconciling items from GAAP to adjusted EBITDA
Interest and other income, net	(3)	(6)	(9)	(18)	(33)
Depreciation and amortization	757	755	729	2,272	2,098
Amortization of stock-based compensation	66	65	73	204	165

Adjusted EBITDA	$722	$726	$842	$2,152	$2,411

About Annual Contract Value (ACV)

Onvia also supplements its financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a calculation of Annual Contract Value (ACV), which represents the annualized aggregate revenue value of all subscription contracts as of the end of the quarter. ACV is driven by Annual Contract Value per Client (ACVC) and the number of clients. Most of Onvia’s revenues are generated from subscription contracts, which are typically prepaid and have a minimum term of one year, with revenues recognized ratably over the term of the subscription. Onvia also receives revenues from multi-year content distribution partnerships, stand-alone management reports, document download services, and list rental services, which are not included in the calculation of ACV. ACV is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is useful in understanding the results of its operations.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “intend,” “plan,” “expect,” “should,” “indicate” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Forward-looking statements contained in this release may relate to, but are not limited to, statements regarding Onvia’s future results of operations, the progress to be made on the 2013 initiatives, Onvia’s future financial flexibility and future cash flows and Onvia’s future product and content offerings. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.

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The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s “targeted accounts” strategy may fail to increase contract value of new customers; Onvia’s investment in sales and marketing fail to improve sales penetration and client retention rates; Onvia’s new product releases may fail to improve sales penetration and client retention rates; client adoption of Onvia’s enterprise solutions may be slower than expected; identifying partners to distribute Onvia’s content may be slower than expected; and Onvia’s technology may fail to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data. Additional information on factors that may impact these forward-looking statements can be found in the “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections, as applicable, in Onvia’s Annual Report on Form 10-K for the year December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

Any forward-looking statement made by Onvia in this release is as of the date indicated. Factors or events that could cause Onvia’s actual results to differ may emerge from time to time, and it is not possible for Onvia to predict all of them. Onvia assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this presentation as a result of new information or future events or developments, except as may be required by law.

About Onvia, Inc.

For more than 13 years Onvia (NASDAQ: ONVI), has been successfully delivering the research, analytics and tools companies rely on to develop winning government business strategies. Onvia tracks, analyzes and reports historical, real-time and future spending of tens of thousands of state and local government agencies, giving companies a single source for conducting open, intelligent and efficient business with government. Along with providing an exclusive suite of integrated business tools for a wide variety of industries, Onvia offers DemandStar, the automated system that streamlines agency procurement processes. Onvia was founded in 1996 and is headquartered in Seattle, Washington. For information about Onvia visit www.onvia.com.

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Onvia, Inc.

Condensed Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2013 and September 30, 2012

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue
Subscription	$4,831	$4,692	$14,409	$14,089
Content license	462	504	1,461	1,594
Management information reports	76	154	348	495
Other	73	69	226	283

Total revenue	5,442	5,419	16,444	16,461
Cost of revenue	961	899	2,850	2,608

Gross margin	4,481	4,520	13,594	13,853

Operating expenses:
Sales and marketing	2,822	2,666	8,369	8,091
Technology and development	975	1,068	3,039	3,180
General and administrative	785	746	2,510	2,434

Total operating expenses	4,582	4,480	13,918	13,705

(Loss) / Income from operations	(101)	40	(324)	148
Interest and other income, net	3	9	18	33

Net (loss) / income	$(98)	$49	$(306)	$181

Unrealized gain / (loss) on available-for-sale securities	1	—	(1)	—

Comprehensive (loss) / income	$(97)	$49	$(307)	$181

Basic net (loss) / income per common share	$(0.01)	$0.01	$(0.04)	$0.02

Diluted net (loss) / income per common share	$(0.01)	$0.01	$(0.04)	$0.02

Basic weighted average shares outstanding	7,329	8,524	7,746	8,516

Diluted weighted average shares outstanding	7,329	8,869	7,746	8,855

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ONVIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2013	December 31, 2012
	(Unaudited)
	(In thousands, except share data)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,640	$3,888
Short-term investments, available-for-sale	6,143	8,435
Accounts receivable, net of allowance for doubtful accounts of $25 and $42	1,156	1,278
Prepaid expenses and other current assets	486	581

Total current assets	9,425	14,182

LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation	1,775	1,729
Internal use software, net of accumulated amortization	5,483	5,540
Long-term investments	90	—
Deferred tax assets, net of current portion	2,175	2,175
Other long-term assets	152	92

Total long term assets	9,675	9,536

TOTAL ASSETS	$19,100	$23,718

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$758	$855
Accrued expenses	785	823
Unearned revenue, current portion	7,663	7,535
Other current liabilities	325	631

Total current liabilities	9,531	9,844

LONG TERM LIABILITIES:
Unearned revenue, net of current portion	757	728
Deferred rent, net of current portion	597	394
Other long-term liabilities	104	242

Total long term liabilities	1,458	1,364

TOTAL LIABILITIES	10,989	11,208

STOCKHOLDERS’ EQUITY:
Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,572,212 and 8,528,307 shares issued; and 7,329,405 and 8,528,281 shares outstanding	1	1
Treasury stock, at cost: 1,242,807 and 26 shares	(4,398)	—
Additional paid in capital	353,382	353,077
Accumulated other comprehensive loss	1	1
Accumulated deficit	(340,875)	(340,569)

Total stockholders’ equity	8,111	12,510

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,100	$23,718

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Onvia, Inc.

Condensed Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2013 and September 30, 2012

	Nine Months Ended September 30,
	2013	2012
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) / income	$(306)	$181
Adjustments to reconcile net (loss) / income to net cash provided by operating activities:
Depreciation and amortization	2,272	2,098
Idle lease accrual	(74)	(52)
Stock-based compensation	204	165
Change in operating assets and liabilities:
Accounts receivable	122	(177)
Prepaid expenses and other assets	95	91
Accounts payable	(92)	121
Accrued expenses	13	(38)
Unearned revenue	157	(234)
Deferred rent	61	(109)

Net cash provided by operating activities	2,452	2,046

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(650)	(258)
Additions to internal use software	(1,605)	(910)
Purchases of investments	(8,390)	(11,665)
Sales of investments	3,256	2,273
Maturities of investments	7,425	8,364
Return of security deposits	(150)	45

Net cash used in investing activities	(114)	(2,151)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	(288)	(72)
Repurchase of stock	(4,398)	—
Proceeds from exercise of stock options	100	59

Net cash used in financing activities	(4,586)	(13)

Net decrease in cash and cash equivalents	(2,248)	(118)
Cash and cash equivalents, beginning of period	3,888	3,378

Cash and cash equivalents, end of period	$1,640	$3,260

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